EXHIBIT 99.1

[MIDDLEFIELD BANC CORP LOGO]

MIDDLEFIELD BANC CORP. NEWS RELEASE

Middlefield Banc Corp.
15985 East High Street
Middlefield, Ohio 44062-0035

Contact:  Thomas G. Caldwell
President and Chief Executive Officer
(440) 632-1666

MIDDLEFIELD BANC CORP. TO REPURCHASE UP TO 4.99% OF ITS OUTSTANDING SHARES

     MIDDLEFIELD, Ohio (May 12, 2004) Middlefield Banc Corp. (“MBCN”) today announced that the Company’s Board of Directors has approved a stock repurchase program authorizing the repurchase of up to 4.99% of the Company’s outstanding common stock. The repurchase program will depend on market conditions. Accordingly, there is no guarantee of the exact number of shares that may be repurchased. Currently Middlefield Banc Corp. has approximately 1,227,744 shares outstanding.

     Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp., stated that the repurchase program will expire in May of 2005. The board of directors’ approval of the repurchase program took into account current economic and market factors, alternate investment strategies, and the strong capital position of the Company and its banking subsidiary, The Middlefield Banking Company. The Company believes that the repurchase of its shares will benefit the Company and its stockholders. The Company’s most recent share repurchase program expired in 2003.

     According to Mr. Caldwell, the repurchases generally would be effected through open market purchases or in privately negotiated transactions. The repurchased shares will become treasury shares available for general corporate purposes.

     Headquartered in Middlefield, Ohio, Middlefield Banc Corp. is the parent company of The Middlefield Banking Company, an Ohio state-chartered bank. The Middlefield Banking Company operates six full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio. For more information, please visit www.middlefieldbank.com.

FORWARD-LOOKING STATEMENT

     This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Middlefield assumes no obligation to update any forward-looking statement.